CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue	Telephone 604-267-7078

Vancouver, B.C. V6P 6G5	Facsimile 604-267-7080

Canada	www.coronusenergy.com

OTCBB - CRNSF

NEWS RELEASE

For Immediate Release

TERMINATION OF VACANT LAND PURCHASE AGREEMENT

Vancouver, B.C. – December 31, 2013 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that, effective December 4, 2013, the Vacant Land Purchase Agreement (the “29-Palms Morongo Agreement”), entered into by the Company’s wholly-owned subsidiary, Coronus 29-Palms Morongo LLC, as reported in the Company’s News Releases of October 29, 2012, and January 7, February 13, April 15, and May 6, 2013, has been terminated. As the Company reported, effective May 3, 2013, the parties agreed to an option arrangement where an option (the “Option”) to purchase the 24.23 acre parcel of vacant land was adopted, with the following terms: 1) Coronus 29-Palms Morongo LLC pays monthly payments equal to 6% per annum of the purchase price, or USD $433.42 per month, 2) the monthly payments are applied to the purchase price, provided Coronus 29-Palms Morongo LLC exercises the Option, otherwise the payments are forfeited to the seller, 3) the term of the Option is 24 months, 4) failure to make the monthly payment terminates the Option, and 5) during the term of the Option, the seller provides the necessary consent for Coronus 29-Palms Morongo LLC to apply for a conditional use permit from the County of San Bernardino. The Company opted to not make the December 3, 2013, monthly payment, as a result of revised findings by Southern California Edison, in respect of their interconnection study results for the project. The revised findings reflected a cost estimate to interconnect the project of USD $7.538 million, making the project non-viable.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk
President

Forward Looking Statements: Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.